Exhibit 99.1

CU BANCORP REPORTS RECORD FIRST QUARTER EARNINGS OF $7.8 MILLION

Net income increases 18% over prior year; earnings per share increase 17% over prior year

Los Angeles, CA, April 27, 2017 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the first quarter of 2017.

First Quarter 2017 Highlights

•	Net income available to common shareholders increased to $7.5 million, compared to $6.3 million in the first quarter of 2016

•	Total revenue increased 10.4% from the first quarter of 2016

•	Non-performing assets to total assets ratio remains very low at 0.02%; no past due loans over 30 days; net recoveries of $231 thousand

•	Return on tangible common equity of 11.87%, compared to 10.99% for the prior quarter

•	Efficiency ratio of 58%

•	Diluted earnings per share of $0.42

•	Tangible book value per share increased to $14.52, up $0.42 from prior quarter

•	Total assets increased to $3.1 billion, up $404 million from the first quarter of 2016 and $149 million from the prior quarter

•	Total loans increased to $2.0 billion, up $177 million from the first quarter of 2016 and flat from the prior quarter

•	Total deposits increased to $2.8 billion, up $379 million or 16% from the first quarter of 2016 and $147 million or 6% from the prior quarter

•	Non-interest bearing demand deposits were 54% of total deposits

•	Continued status as well capitalized, the highest regulatory category

•	Recognized as recipient of the 2016 Raymond James Community Bankers Cup and named a top 100 best-performing community bank by S&P Global Market Intelligence

Announced Merger

As previously announced, on April 5, 2017, CU Bancorp entered into an agreement and plan of merger (“the agreement”) with PacWest Bancorp (“PacWest”). Upon completion of the merger, CU Bancorp will merge with and into PacWest, with PacWest surviving the merger, and CU Bancorp’s wholly-owned bank subsidiary, California United Bank, will merge with and into PacWest’s wholly-owned bank subsidiary, Pacific Western Bank. The combined company will operate under the PacWest Bank name and brand. The agreement was approved and adopted by the Boards of Directors of both CU Bancorp and PacWest.

Closing of the transaction, which is expected to occur in the fourth quarter of 2017, is contingent upon shareholder approval and receipt of necessary regulatory approvals, along with the satisfaction of other customary closing conditions.

Under terms of the agreement, CU Bancorp shareholders will receive 0.5308 shares of PacWest common stock and $12.00 in cash for each share of CU Bancorp, which when announced on April 6, 2017, represented a price 2.8 times the Company’s tangible book value at December 31, 2016, and 22 times the Company’s analysts’ consensus estimate of its earnings per share for the full-year of 2017.

First Quarter 2017 Summary Results

“I’m very pleased to report CUB achieved record net income of $7.8 million and diluted earnings per share of $0.42 in the first quarter of 2017,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Return on average tangible common equity increased to 11.87%, the highest in Company history, and return on average assets of 0.97% marked the second highest in Company history. Total deposits increased by $147 million or 6% over the prior quarter, which amounts to 24% annualized; non-interest bearing deposits remain 54% of total deposits.

“Net organic loan growth of $33 million was offset by pay downs in the acquired portfolio of $37 million; however, average loans increased by $70 million over the prior quarter, which led to a 3% increase in net interest income.

“The CUB team continues to focus on providing outstanding customer service through its relationship-based business banking model as we move forward towards our merger with PacWest.”

Net Income and Profitability Ratios

Net income available to common shareholders for the first quarter of 2017 was $7.5 million or $0.42 per fully diluted share, compared with net income available to common shareholders of $6.3 million or $0.36 per fully diluted share for the first quarter of 2016. The growth in net income available to common shareholders from the year-ago quarter is attributable to a $1.9 million increase in loan interest income, which is the result of the Company’s organic loan growth since the prior period. In the first quarter of 2017 the Company took no loan loss provision, compared to a loan loss provision of $622 thousand in the year-ago quarter.

Net income available to common shareholders for the first quarter of 2017 was $7.5 million or $0.42 per fully diluted share, compared with net income available to common shareholders of $6.9 million or $0.39 per fully diluted share in the fourth quarter of 2016. In the first quarter of 2017 the Company took no loan loss provision, compared to a loan loss provision of $882 thousand and non-recurring expenses of $633 thousand, primarily related to the BSA Consent Order, in the fourth quarter of 2016.

The following table shows certain of the Company’s performance ratios for the first quarter of 2017, the fourth quarter of 2016 and the first quarter of 2016:

	Q1 2017	Q4 2016	Q1 2016
Return on average tangible common equity	11.87%	10.99%	11.29%
Return on average assets	0.97%	0.91%	0.93%
Operating efficiency ratio	58%	58%	58%

Net Interest Income and Net Interest Margin

Net interest income totaled $26.2 million for the first quarter of 2017, an increase of $2.7 million or 11.6% from the first quarter of 2016. The increase was primarily driven by strong loan growth over the last year.

The Company’s net interest income was positively impacted in the first quarters of both 2017 and 2016 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the first quarter of 2017 the Company recorded $688 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits of $306 thousand, which had a positive impact on the net interest margin of 14 basis points. In the first quarter of 2016 the Company recorded $528 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $123 thousand, with a positive impact on the net interest margin of 10 basis points.

The net interest margin in the first quarter of 2017 was 3.67%, compared to 3.77% in the first quarter of 2016. The decrease was primarily driven by average loans being a lower percentage of earning assets in the first quarter of 2017 than in the year-ago period, due to strong growth in average deposits.

Net interest income for the first quarter of 2017 increased $860 thousand or 3% from the fourth quarter of 2016. The growth was primarily driven by an increase in average loans of $70 million.

The Company’s net interest income was positively impacted in both the first quarter of 2017 and the fourth quarter of 2016 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the first quarter of 2017 the Company recorded $688 thousand in discounts earned on early loan payoffs and other associated payoff benefits of $306 thousand, which had a positive impact on the net interest margin of 14 basis points. In the fourth quarter of 2016 the Company recorded $493 thousand in discounts earned on early loan payoffs and other associated payoff benefits of $336 thousand, which had a positive impact on the net interest margin of 11 basis points.

The net interest margin in the first quarter of 2017 was 3.67%, compared to 3.60% in the fourth quarter of 2016. The increase was primarily driven by an increase in net interest income from both balances at the Federal Reserve and investment securities, as well as higher discounts on acquired loans earned during the first quarter of 2017.

The core loan yield for the first quarter of 2017 was 4.65%, compared to 4.66% in the previous quarter. Although the prime rate increased in December 2016, the rate on new loans is still less than the rate on paid-off loans.

As of March 31, 2017, the Company had $8.6 million of discounts remaining on acquired accruing loans.

The Company’s cost of funds was 0.15% in the first quarter of 2017, compared to 0.13% in the first quarter of 2016 and 0.12% in the fourth quarter of 2016. The small increase reflects the strength of the Bank’s core deposit base, despite three prime rate increases since December 2015.

Non-interest Income

Non-interest income was $2.84 million in the first quarter of 2017, an increase of $15 thousand from $2.82 million in the same quarter of the prior year. The Company’s gain on sale of SBA loans in the first quarter of 2017 was $202 thousand, compared to $554 thousand in the year-ago period. Other non-interest income in the first quarter of 2017 included increases of $62 thousand in stock dividends and $56 thousand in income from Bank owned life insurance, compared to the first quarter of 2016. Additionally, the Company realized a $141 thousand gain on sale of securities in the first quarter of 2017; the year-ago period had no comparable gain on sale of securities.

Non-interest income in the first quarter of 2017 decreased $324 thousand or 10% compared to the fourth quarter of 2016. Other non-interest income in the first quarter of 2017 included dividend income of $213 thousand, compared to dividend income of $571 thousand in the fourth quarter of 2016, during which quarter the Company received a special dividend of $359 thousand. The Company’s gain on sale of SBA loans in the first quarter of 2017 was $202 thousand, compared to $131 thousand in the prior quarter. The Company realized a $141 thousand gain on sale of securities in the first quarter of 2017, compared to a $117 thousand gain in the prior quarter.

Non-interest Expense

Non-interest expense for the first quarter of 2017 was $16.7 million, an increase of $1.5 million, or 10% compared to non-interest expense of $15.2 million for the same period of the prior year. In the first quarter of 2017 the Company’s salaries and employee benefits expense increased by $969 thousand over the first quarter of 2016, as full-time equivalent employees grew to 294 at March 31, 2017, an increase of 21 from the end of the year-ago quarter, of which 13 were BSA related and six were in deposit support services. Legal and professional fee expense was $1.0 million for the first quarter of 2017, an increase of $534 thousand from the year-ago quarter, which included $230 thousand for legal fees related to the merger that were incurred prior to the signing of the definitive agreement, and $124 thousand of nonrecurring consulting costs associated with the BSA Consent Order. The Company recorded $366 thousand in internal audit fees for the first quarter of 2017, compared to $111 thousand in the year-ago period; the increase was primarily related to the timing and expanded independent testing of BSA.

Non-interest expense for the first quarter of 2017 was $16.7 million, an increase of $292 thousand or 2% over the fourth quarter of 2016. The Company’s non-interest expense for salaries and benefits increased by $748 thousand in the first quarter of 2017 compared to the fourth quarter of 2016, reflecting the increase of six full-time equivalent employees during the first quarter, three of whom were BSA related, as well as an increase in seasonal compensation expenses, such as increased 401(k) employee contribution matches and FICA. The increase in salaries and benefits in the first quarter was somewhat offset by a decrease of $130 thousand in stock based compensation, as well as a decrease of $213 thousand in legal and professional fees, the result of decreased BSA non-recurring costs, compared to the fourth quarter of 2016. Other operating expenses decreased $230 thousand during the first quarter, which included no provision for off-balance-sheet credit losses, which are associated with increases in commercial and industrial loan commitments, and which amounted to $108 thousand in the fourth quarter of 2016. Additional reductions in other operating expenses in the first quarter included a $35 thousand decrease in the core deposit intangible amortization and a $23 thousand decrease in recruiting expenses, compared to the previous quarter.

Income Tax

In the first quarter of 2017, the effective tax rate was 37%, which benefitted from the exercise of 27,942 stock options and vesting of 30,582 restricted stock shares during the quarter, with a discrete excess tax benefit of $424 thousand; without the excess tax benefit, the effective tax rate would have been 40%. This compares to an effective tax rate of 36% for the previous quarter, which benefitted from the exercise of 93,310 stock options during the quarter, with a discrete tax benefit of $523 thousand. There are no remaining stock options which will expire in 2017.

Balance Sheet

Assets

Total assets at March 31, 2017, were $3.1 billion, a year-over-year increase of $404 million from March 31, 2016. The increase was primarily due to strong growth in total deposits.

Tangible book value per share at March 31, 2017, was $14.52, an increase of $0.42 or 3% from December 31, 2016, and $1.47 or 11% from March 31, 2016.

Loans

Total loans were $2.05 billion at March 31, 2017, a year-over-year increase of $177 million from March 31, 2016, and a decrease of $4 million from $2.05 billion at the end of the prior quarter.

During the first quarter of 2017, the Company had $33 million of net organic loan production. Pay downs in the acquired loan portfolios were approximately $37 million in the same quarter.

Total commercial and industrial line of credit commitments and related disbursed funds decreased $19 million and $16 million, respectively, resulting in the utilization rate of commercial and industrial line of credit commitments remaining at 40%, the same as the previous quarter.

Loans secured by real estate grew $19 million in the first quarter of 2017, compared to the prior quarter, with all of the growth coming in other nonresidential properties.

At March 31, 2017, commercial and industrial loans and owner-occupied real estate loans combined were $921 million, or 45% of total loans, compared to $954 million, or 47% of total loans, at December 31, 2016. At March 31, 2016, commercial and industrial loans and owner-occupied real estate were $920 million or 49% of total loans.

Deposits

Total deposits at March 31, 2017 were $2.8 billion, an increase of $147 million from the end of the prior quarter and $379 million from the prior year. Non-interest bearing deposits were $1.5 billion, or 54% of total deposits at March 31, 2017, compared to 55% at March 31, 2016, and 54% at December 31, 2016. Average deposits per branch were $306 million as of March 31, 2017.

We believe some of the increase in total deposits during the first quarter of 2017 is likely related to customers accumulating cash in anticipation of federal and state income tax payments, as well as county property taxes in California.

Cost of deposits for the quarter was 0.13%, compared to 0.10% in the prior quarter and 0.11% in the year-ago quarter.

Asset Quality

Total non-performing assets were $760 thousand, or 0.02% of total assets at March 31, 2017, compared with $1.1 million, or 0.04% of total assets, at December 31, 2016.

Total nonaccrual loans were $760 thousand, or 0.04% of total loans, at March 31, 2017, compared with $1.1 million, or 0.05% of total loans, at December 31, 2016. Of the remaining nonaccrual loans, none individually exceeds more than $300 thousand.

During the first quarter of 2017, the Company recorded net recoveries of $231 thousand, compared with net recoveries of $121 thousand in the fourth quarter of 2016 and $241 thousand in net recoveries in the first quarter of 2016.

The Company recorded no loan loss provision for the first quarter of 2017. This compares to a loan loss provision in the prior quarter of $882 thousand, associated with net organic loan growth of $111 million.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.17% at March 31, 2017, compared with 1.18% at December 31, 2016, and 1.23% at March 31, 2016.

Capital

CU Bancorp remained well capitalized at March 31, 2017, with total risk weighted assets of $2.68 billion. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

March 31, 2017	Minimum Capital Ratios to Be Considered “Well Capitalized”	Basel III Minimum Capital Ratios with Buffer	CU Bancorp
Total Risk-Based Capital Ratio	10%	9.25%	11.70%
Tier 1 Risk-Based Capital Ratio	8%	7.25%	10.94%
Common Equity Tier 1 Ratio	6.5%	5.75%	9.86%
Tier 1 Leverage Capital Ratio	5%	NA	9.63%

At March 31, 2017, tangible common equity was $259 million with common shares issued of 17,834,183 as of the same date, resulting in tangible book value per common share of $14.52. This compares to tangible common equity of $250 million with a tangible book value per common share of $14.10 at December 31, 2016.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”), including information regarding the pending merger between the Company and PacWest Bancorp (“PacWest”), that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; increased cost of additional capital; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements, including, but not limited to requirements and expenses relating to the Bank Secrecy Act, the Company’s ability to demonstrate compliance with the BSA Consent Order to the satisfaction of the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Business Oversight (“CDBO”), the possibility that any expansionary activities will be impeded while the BSA Consent Order remains outstanding, the Company’s ability to employ and retain additional qualified BSA staff or third parties, or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; the ability to complete the proposed merger between CU Bancorp and PacWest, including by obtaining regulatory approvals and approval by the shareholders of CU Bancorp, or any future transaction, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the initiation and resolution of regulatory or other governmental inquiries or investigations, changes in PacWest’s stock price before completion of the merger, including as a result of the financial performance of PacWest before closing; and other risks that are described in CU Bancorp’s and PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION WITH PACWEST AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest’s and CU Bancorp’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212; Attention: Investor Relations, by submitting an email request to investor-relations@pacwestbancorp.com or by telephone at (310) 887-8521. The documents filed by CU Bancorp with the SEC may be obtained free of charge at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by requesting them in writing to CU Bancorp, 818 W. 7th Street, Suite 220, Los Angeles, CA 90017; Attention: Investor Relations, or by telephone at 818-257-7700.

PacWest intends to file a registration statement with the SEC which will include a proxy statement of CU Bancorp and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of CU Bancorp are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive proxy statement/prospectus will be sent to the shareholders of CU Bancorp seeking any required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from PacWest or CU Bancorp by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, CU Bancorp, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CU Bancorp shareholders in favor of the approval of the transaction. Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2017 annual meeting of stockholders, as previously filed with the SEC. Information about the directors and executive officers of CU Bancorp and their ownership of CU Bancorp common shares is set forth in the proxy statement for CU Bancorp’s 2016 annual meeting of shareholders, as previously filed with the SEC. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus when they become available.

Contacts

CU Bancorp

(213) 430-7072

David Rainer

Chairman and CEO

or

Karen Schoenbaum

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2017	2016	2016
	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$51,168	$41,281	$43,912
Interest earning deposits in other financial institutions	313,609	167,789	256,239

Total cash and cash equivalents	364,777	209,070	300,151
Certificates of deposit in other financial institutions	48,795	51,245	53,920
Investment securities available-for-sale, at fair value	469,399	469,950	315,499
Investment securities held-to-maturity, at amortized cost	40,945	42,027	40,256

Total investment securities	510,344	511,977	355,755
Loans	2,046,138	2,050,226	1,869,178
Allowance for loan loss	(19,605)	(19,374)	(16,545)

Net loans	2,026,533	2,030,852	1,852,633
Premises and equipment, net	3,946	4,184	4,836
Deferred tax assets, net	15,329	17,181	14,094
Goodwill	64,603	64,603	64,603
Core deposit and leasehold right intangibles, net	5,970	6,300	7,301
Bank owned life insurance	63,595	51,216	50,235
Accrued interest receivable and other assets	39,376	48,132	36,005

Total Assets	$3,143,268	$2,994,760	$2,739,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,485,730	$1,400,097	$1,312,298
Interest bearing transaction accounts	346,279	332,702	257,981
Money market and savings deposits	892,143	845,110	750,798
Certificates of deposit	30,623	29,480	54,807

Total deposits	2,754,775	2,607,389	2,375,884
Securities sold under agreements to repurchase	11,939	18,816	21,967
Subordinated debentures, net	9,896	9,856	9,737
Accrued interest payable and other liabilities	20,210	20,514	15,957

Total Liabilities	2,796,820	2,656,575	2,423,545

SHAREHOLDERS’ EQUITY
Serial preferred stock	16,887	16,955	17,148
Common stock	236,308	235,873	232,126
Additional paid-in capital	25,462	25,213	23,557
Retained earnings	70,645	63,163	43,204
Accumulated other comprehensive income (loss)	(2,854)	(3,019)	(47)

Total Shareholders’ Equity	346,448	338,185	315,988

Total Liabilities and Shareholders’ Equity	$3,143,268	$2,994,760	$2,739,533

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$24,432	$23,888	$22,578
Interest on investment securities	2,041	1,727	1,232
Interest on interest bearing deposits in other financial institutions	710	536	439

Total Interest Income	27,183	26,151	24,249

Interest Expense
Interest on interest bearing transaction accounts	157	116	99
Interest on money market and savings deposits	670	532	511
Interest on certificates of deposit	26	29	33
Interest on securities sold under agreements to repurchase	9	15	11
Interest on subordinated debentures	130	128	117

Total Interest Expense	992	820	771

Net Interest Income	26,191	25,331	23,478
Provision for loan losses	—	882	622

Net Interest Income After Provision For Loan Losses	26,191	24,449	22,856

Non-Interest Income
Gain on sale of securities, net	141	117	—
Gain on sale of SBA loans, net	202	131	554
Deposit account service charge income	1,160	1,193	1,189
Other non-interest income	1,332	1,718	1,077

Total Non-Interest Income	2,835	3,159	2,820

Non-Interest Expense
Salaries and employee benefits	10,288	9,540	9,319
Stock compensation expense	773	903	834
Occupancy	1,489	1,491	1,436
Data processing	656	684	618
Legal and professional	1,009	1,222	475
FDIC deposit assessment	446	327	350
OREO loss and expenses	—	—	79
Office services expenses	380	352	403
Other operating expenses	1,652	1,882	1,673

Total Non-Interest Expense	16,693	16,401	15,187

Net Income Before Provision for Income Tax	12,333	11,207	10,489
Provision for income tax expense	4,550	4,037	3,905

Net Income	$7,783	$7,170	$6,584

Preferred stock dividends and discount accretion	301	303	303

Net Income Available to Common Shareholders	$7,482	$6,867	$6,281

Earnings Per Share
Basic earnings per share	$0.43	$0.39	$0.37
Diluted earnings per share	$0.42	$0.39	$0.36
Average shares outstanding	17,532,000	17,417,000	17,041,000
Diluted average shares outstanding	17,756,000	17,675,000	17,417,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2017			December 31, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$334,660	$710	0.85%	$344,750	$536	0.61%
Investment securities	518,303	2,041	1.58%	481,858	1,727	1.43%
Loans	2,043,693	24,432	4.85%	1,973,773	23,888	4.81%

Total interest-earning assets	2,896,656	27,183	3.81%	2,800,381	26,151	3.72%
Non-interest-earning assets	218,536			207,554

Total Assets	$3,115,192			$3,007,935

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$339,230	$157	0.19%	$322,023	$116	0.14%
Money market and savings deposits	878,035	670	0.31%	814,548	532	0.26%
Certificates of deposit	29,626	26	0.36%	32,369	29	0.36%

Total Interest Bearing Deposits	1,246,891	853	0.28%	1,168,940	677	0.23%
Securities sold under agreements to repurchase	15,017	9	0.24%	23,303	15	0.24%
Subordinated debentures and other debt	9,877	130	5.26%	9,871	128	5.07%

Total Interest Bearing Liabilities	1,271,785	992	0.32%	1,202,114	820	0.27%
Non-interest bearing demand deposits	1,480,366			1,448,407

Total funding sources	2,752,151			2,650,521
Non-interest bearing liabilities	19,824			20,713
Shareholders’ Equity	343,217			336,701

Total Liabilities and Shareholders’ Equity	$3,115,192			$3,007,935

Net interest income		$26,191			$25,331

Net interest margin			3.67%			3.60%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2017			March 31, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$334,660	$710	0.85%	$301,402	$439	0.58%
Investment securities	518,303	2,041	1.58%	352,929	1,232	1.40%
Loans	2,043,693	24,432	4.85%	1,849,201	22,578	4.91%

Total interest-earning assets	2,896,656	27,183	3.81%	2,503,532	24,249	3.90%
Non-interest-earning assets	218,536			214,581

Total Assets	$3,115,192			$2,718,113

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$339,230	$157	0.19%	$270,796	$99	0.15%
Money market and savings deposits	878,035	670	0.31%	726,681	511	0.28%
Certificates of deposit	29,626	26	0.36%	55,920	33	0.24%

Total Interest Bearing Deposits	1,246,891	853	0.28%	1,053,397	643	0.25%
Securities sold under agreements to repurchase	15,017	9	0.24%	20,540	11	0.22%
Subordinated debentures and other debt	9,877	130	5.26%	9,719	117	4.76%

Total Interest Bearing Liabilities	1,271,785	992	0.32%	1,083,656	771	0.29%
Non-interest bearing demand deposits	1,480,366			1,305,018

Total funding sources	2,752,151			2,388,674
Non-interest bearing liabilities	19,824			16,425
Shareholders’ Equity	343,217			313,014

Total Liabilities and Shareholders’ Equity	$3,115,192			$2,718,113

Net interest income		$26,191			$23,478

Net interest margin			3.67%			3.77%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
	Unaudited	Audited	Unaudited
Commercial and Industrial Loans:	$484,280	$502,637	$496,301
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	436,269	451,322	423,370
Other Nonresidential Properties	689,015	630,163	562,871
Construction, Land Development and Other Land	192,572	194,059	156,731
1-4 Family Residential Properties	118,268	127,164	122,408
Multifamily Residential Properties	95,483	109,858	70,423

Total Loans Secured by Real Estate	1,531,607	1,512,566	1,335,803

Other Loans:	30,251	35,023	37,074

Total Loans	$2,046,138	$2,050,226	$1,869,178

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	March 31, 2017		December 31, 2016		March 31, 2016
	Unaudited		Unaudited		Unaudited
Disbursed	$357,149	40%	$372,625	40%	$368,357	41%
Undisbursed	542,503	60%	548,733	60%	529,075	59%

Total Commitments	$899,652	100%	$921,358	100%	$897,432	100%

SUPPLEMENTAL DATA

(Dollars in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.70%	11.44%	11.61%
Common equity tier 1 capital ratio	9.86%	9.61%	9.68%
Tier 1 risk-based capital ratio	10.94%	10.68%	10.88%
Tier 1 leverage capital ratio	9.63%	9.72%	9.81%
Tangible Common Equity/Tangible Assets	8.42%	8.55%	8.51%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$—	$—	$—
Loans acquired thru acquisition on non-accrual	760	1,122	1,815

Total non-accrual loans	760	1,122	1,815
Other Real Estate Owned	—	—	—

Total non-performing assets	$760	$1,122	$1,815

Net charge-offs/(recoveries) year to date	$(231)	$(428)	$(241)
Net charge-offs/(recoveries) quarterly	$(231)	$(121)	$(241)
Non-accrual loans to total loans	0.04%	0.05%	0.10%
Total non-performing assets to total assets	0.02%	0.04%	0.07%
Allowance for loan losses to total loans	0.96%	0.94%	0.89%
Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.17%	1.18%	1.23%
Net year to date charge-offs/(recoveries) to average year to date loans	(0.01)%	(0.02)%	(0.01)%
Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	N/A	N/A	N/A
Allowance for loan losses to total non-accrual loans	2580%	1726%	911%

As of March 31, 2017, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Tangible Common Equity (TCE) Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term TCE, a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands except share data)
	March 31, 2017	December 31, 2016	March 31, 2016
Tangible Common Equity Calculation
Total shareholders’ equity	$346,448	$338,185	$315,988
Less: Serial preferred stock	16,887	16,955	17,148
Less: Goodwill	64,603	64,603	64,603
Less: Core deposit and leasehold right intangibles	5,970	6,300	7,301

Tangible Common Equity	$258,988	$250,327	$226,936

Common shares issued	17,834,183	17,759,000	17,389,383
Tangible book value per common share	$14.52	$14.10	$13.05
Book value per common share	$18.48	$18.09	$17.19

CU BANCORP

GAAP RECONCILIATIONS

Return on Average Tangible Common Equity

(Unaudited)

Return on Average Tangible Common Equity represents annualized or year-to-date net income available to common shareholders as a percent of average tangible common equity. A calculation of CU Bancorp’s Return on Average Tangible Common Equity is provided in the table below for the periods indicated:

(Dollars in thousands)
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$343,217	$336,701	$313,014
Less: Average serial preferred stock	16,930	16,996	17,088
Less: Average goodwill	64,603	64,603	64,603
Less: Average core deposit and leasehold right intangibles	6,132	6,498	7,515

Average Tangible Common Equity	$255,552	$248,604	$223,808

Net Income Available to Common Shareholders	$7,482	$6,867	$6,281
Return on Average Tangible Common Equity	11.87%	10.99%	11.29%